Filed Pursuant To Rule 433

Registration No. 333-275079

January 10, 2024

To: Investors & Database

Date: January 10, 2024

SL: Grayscale Investments Receives SEC Approval to Uplist Grayscale Bitcoin Trust to NYSE Arca as a Spot Bitcoin ETF

We are thrilled to share that today, January 10, 2024, the U.S. Securities and Exchange Commission (SEC) has approved our application to uplist the shares of Grayscale Bitcoin Trust (BTC) (OTCQX: GBTC) to NYSE Arca as a spot Bitcoin ETF, and [is expected to declare / declared] GBTC’s registration statement on S-3 effective as of 5:00 p.m. EST today. This approval will make it among the first such products to be brought to market in the U.S., as well as the world’s [second] largest commodity-based ETF and the world’s largest spot Bitcoin ETF.* GBTC shares will be listed on NYSE Arca under Ticker: GBTC.

Together, we have been working toward this milestone for over 10 years—the Trust first launched in 2013, became publicly quoted in 2015, and became an SEC reporting company in 2020. We are grateful to investors who have stood alongside us through this journey and supported us through the process of uplisting GBTC to a spot Bitcoin ETF. Today, according to Grayscale calculations, GBTC holds 3.16 percent** of Bitcoin in circulation.

WHAT THIS MEANS FOR INVESTORS:

Shares of GBTC are expected to commence trading on NYSE Arca on January 11, 2024. Once GBTC shares start trading on NYSE Arca, GBTC shares will cease trading on the OTC Markets and will have automatically been uplisted to NYSE Arca as a spot Bitcoin ETF. Current GBTC shareholders do not have to take any action prior to GBTC’s expected uplisting to NYSE Arca.

Once the shares are listed on NYSE Arca, the Trust intends to issue additional shares on a registered basis under the Securities Act of 1933, and employ simultaneous creations and redemptions. Grayscale believes these changes will enable GBTC to more closely track the value of its underlying Bitcoin holdings, after deduction of expenses.

For more information, please read our press release below.

*By AUM as of January 9, 2024

**As of January 9, 2024

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.

This message is intended only for the addressee. Please notify the sender by e-mail if you are not the intended recipient. If you are not the intended recipient, you may not copy, disclose, or distribute this message or its contents to any other person and any such actions may be unlawful. Grayscale Investments, LLC (“Grayscale”) reserves the right to monitor and review the content of all messages sent to or from this e-mail address. Messages sent to or from this e-mail address may be stored on the Grayscale e-mail system and archived in accordance with any applicable laws and regulations. The information contained in this email communication and any attachments is for informational purposes only and should not be regarded as an offer to sell or a solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be in violation of applicable local laws. It does not constitute a recommendation or take into account the particular investment objectives, financial conditions, or needs of specific investors. Any price or value of the investment referred to in this email communication and the income from such investments may fluctuate, and investors may realize losses on these investments, including a loss of principal. Past performance is not indicative or a guarantee of future performance. We do not provide tax, accounting, or legal advice to our clients, and all investors are advised to consult with their tax, accounting, legal or other advisers regarding any potential investment. The information and any opinions contained in this email communication have been obtained from sources that we consider reliable, but we do not represent such information and opinions are accurate or complete, and thus should not be relied upon as such. Grayscale is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products sponsored or managed by Grayscale (“Products”) are registered under the Investment Company Act of 1940. Investment products managed by GSA are registered under the Investment Company Act of 1940. Any private placement securities referenced herein are marketed and/or sold through Grayscale Securities, LLC (Member FINRA/SIPC).

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services is the Marketing Agent for the Trust.